Exhibit (n)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Independent Registered Public Accounting Firm” within the Prospectus and Statement of Additional Information of Stone Ridge Longevity Risk Premium Fixed Income Trust 68F and to the use of our report dated March 9, 2020 with respect to the financial statement of Stone Ridge Longevity Risk Premium Fixed Income Fund 2045 68F (the sole series constituting Stone Ridge Longevity Risk Premium Fixed Income Trust 68F), as of February 29, 2020 included in the Statement of Additional Information in the Registration Statement (Form N-2) of Stone Ridge Longevity Risk Premium Fixed Income Trust 68F under the Securities Act of 1933.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 9, 2020